Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. REDACTED INFORMATION IS INDICATED BY [****].

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), effective as of May 29, 2024, is entered into by and between CTO Realty Growth, Inc., a Maryland corporation (the “Company”), and Philip R. Mays (the “Executive”).

BACKGROUND

The Company desires to employ the Executive as the Company’s Senior Vice President, Chief Financial Officer and Treasurer, and the Executive desires to accept employment with the Company, on the terms and conditions set forth below.

TERMS

1.	Employment

a.General.  The Executive agrees to accept employment with the Company, and to render the services specified in this Agreement subject to the terms and conditions of this Agreement.  All compensation paid to the Executive by the Company, and all benefits and perquisites received by the Executive from the Company or any of its subsidiaries, will be aggregated in determining whether the Executive has received the compensation and benefits provided for herein.

b.	Duration. This Agreement is effective on the date it is fully executed and will remain in effect through the termination of the Executive’s employment pursuant to this Agreement (whether terminated by the Executive, the Company, or the written agreement of the parties hereto) (such period of employment, the “Employment Period”).

2.	Duties.

a.	General Duties. Beginning no later than July 1, 2024, or such earlier date as the parties may hereafter agree to in writing (the “Start Date”), the Executive shall serve as Senior Vice President, Chief Financial Officer and Treasurer of the Company and of Alpine Income Property Trust, Inc. (“Alpine,” and collectively with the Company and each of their respective subsidiaries, the “Company Group”), with duties and responsibilities that are customary for such positions as directed by the President and Chief Executive Officer of the Company and other duties and responsibilities as may be assigned to the Executive from time to time by the President and Chief Executive Officer of the Company subject to approval of the Board of Directors of the Company (the “Board”). To the extent the Board has authorized the Compensation Committee of the Board (the “Committee”) to act

on its behalf, references to the Board herein will also be deemed to include the Committee.

b.

Full-Time Employment.  The Executive agrees to devote his full time and best efforts to the successful functioning of the Company and agrees that he will faithfully and industriously perform all the duties pertaining to his office and position as Senior Vice President, Chief Financial Officer and Treasurer of the Company and of Alpine in accordance with the policies established by the President and Chief Executive Officer of the Company from time to time, to the best of his ability, experience and talent and in a manner satisfactory to the Company.  Further, the Executive shall devote his full business time and energy to the business, affairs and interests of the Company Group, and matters related thereto.  It is understood that the principal location of the Executive’s employment with the Company will be at the Company’s offices in Winter Park or Daytona Beach, Florida. During the Employment Period, the Executive agrees to maintain his primary residence within a seventy-five (75) mile radius of Winter Park, Florida, so long as the Company’s headquarters is located there.

c.

Certain Permissible Activities. The Executive may also make and manage personal business investments of his choice and serve in any capacity with any civic, educational or charitable organization, or any governmental entity or trade association, without seeking or obtaining approval by the Company so long as such activities and service do not interfere or conflict with the performance of his duties under this Agreement or otherwise constitute a breach of Section 7.  The Executive acknowledges that he shall be subject to, and comply with, the policies, standards and regulations established from time to time by the Company, including the Company’s Code of Business Conduct and Ethics (including the provisions with respect to corporate opportunities).

3.	Compensation and Expenses.

a.	Base Salary. The Executive will be paid a base salary at an annualized rate of $375,000 (the “Base Salary”), payable in accordance with the Company’s payroll practices as in effect from time to time and applicable wage payment laws.

b.	Relocation Allowance. The Company will reimburse Executive for Executive’s reasonable, pre-approved costs (the “Relocation Costs”) incurred in connection with Executive’s relocation to the central Florida area within the 120 days following the Start Date (the “Relocation Allowance”), which reimbursements shall (a) not exceed $15,000 in the aggregate and (b) be provided to Executive within thirty (30) days following the date that Executive provides the Company with documentation evidencing the Relocation Costs being incurred; provided that such documentation shall be provided by Executive to the Company no later than December 31, 2024. The Company shall have no further obligation to the Executive with respect to Executive’s relocation expenses other than payment of the

Relocation Allowance and Executive shall be solely responsible for all expenses incurred in connection with his relocation.

c.	Annual Incentive Compensation. For each fiscal year ending during his employment, the Executive will be eligible to participate in, and earn annual incentive compensation pursuant to, the Company’s Amended 2017 Executive Annual Cash Incentive Plan (the “Annual Incentive Plan”), payable in accordance with the terms and conditions of the Annual Incentive Plan and payroll practices as in effect from time to time. Amounts paid under the Annual Incentive Plan are typically paid after the Company’s final audit in February of each year. The Executive’s Individual Target Opportunity (as defined in the Annual Incentive Plan) under the Annual Incentive Plan for 2024 will be 75% of the Executive’s then current Base Salary (which, for the fiscal year ending December 31, 2024, shall be pro-rated based on the number of days worked by the Executive for the Company during such year), with “threshold”, “target” and “maximum” Multipliers (as defined in the Annual Incentive Plan) for 2024 of 50%, 100% and 200% of the Individual Target Opportunity (as defined in the Annual Incentive Plan), all as set forth under the Annual Incentive Plan. The annual incentive compensation payable to the Executive will be determined by the Board, based on the attainment of corporate and individual performance goals as determined by the Board and consistent with the terms and conditions of the Annual Incentive Plan, and may be paid in cash or in a combination of cash and equity incentive awards.

d.	Equity Awards. For each fiscal year beginning with the fiscal year ending December 31, 2025, the Executive will be eligible to receive an award of long-term equity incentive compensation, to be granted in accordance with the Company’s executive compensation program in effect from time to time. Such awards typically will be granted near the commencement of each fiscal year under the Company’s equity incentive plan in effect from time to time pursuant to separate written agreements between the Executive and the Company (each, an “LTIP Award Agreement”). The Executive’s target annual equity award for 2025 will be 133% of Base Salary.

e.	Expenses. The Company will reimburse, or advance funds to, the Executive for all reasonable, ordinary and necessary travel or entertainment expenses incurred by the Executive in the course of the performance of his duties as an executive officer of the Company during the term of his employment in accordance with the Company’s then-current expense reimbursement policy applicable to senior executives of the Company (the “Expense Reimbursements”). The Executive acknowledges that such expenses will not include the expense incurred for the Executive’s daily commute to and from the Company’s corporate offices.

f.	Clawback. This Agreement is subject to any written clawback policies that the Company or Alpine has adopted or may adopt to the extent not prohibited by applicable law. Any such policy may subject the Executive’s compensation and amounts paid or realized under this Agreement and any other compensation

(whether or not such other compensation is “incentive-based compensation” as defined in such policy) to which the Executive is owed or entitled to outside of this Agreement, to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including but not limited to an accounting restatement due to the Company’s or Alpine’s material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy adopted by the Company or Alpine, including any policy to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the Securities and Exchange Commission and that the Company or Alpine determines should apply to this Agreement and all such applicable compensation.

4.	Benefits.

a.	Employee Benefits Program. In addition to the compensation to which the Executive is entitled pursuant to the provisions of Section 3 of this Agreement, during the term of his employment, the Executive is eligible to participate in any retirement plan, insurance or other employee benefit plan that is maintained at that time by the Company for its senior executive employees, including programs of life, disability, medical, dental and vision insurance, subject to the provisions of such plans as may be in effect from time to time and applicable law. The Company reserves the right to modify, suspend or terminate any of its employee benefit plans or programs at any time in its sole discretion, subject to the terms of such employee benefit plan or program and applicable law.

b.	Vacation. The Executive shall be entitled to twenty (20) days per calendar year of paid vacation (which, for the fiscal year ending December 31, 2024, and any partial year of employment thereafter, shall be pro-rated based on the number of days worked by the Executive for the Company during such year); provided, that (i) any unused vacation days shall be forfeited at the end of each year if not fully utilized in that year, and (ii) the Company shall not pay the Executive for any accrued but unused vacation days upon any termination of employment.

c.	Indemnification. The Company shall, at all times during which the Executive may be subject to liability for his acts and omissions to act occurring while serving as an officer, indemnify the Executive and hold him harmless (including advances of attorneys’ fees and expenses) to the maximum extent permitted under the Company’s certificate of incorporation, by-laws and applicable law. The Executive shall be covered as an insured under any contract of directors’ and officers’ liability insurance that insures members of the Board. This Section 4.c shall survive a termination of the Executive’s employment and any termination of this Agreement.

5.	Termination.

a.	Termination for Cause. The Company may terminate the Executive’s employment pursuant to this Agreement at any time for Cause and the termination will become effective immediately at the time the Company provides written notice to the Executive. If the Company decides to terminate the Executive’s employment under this Agreement for Cause, the Company will have no further obligations to make any payments to the Executive under this Agreement, except that the Executive will receive any unpaid accrued Base Salary, Expense Reimbursements, and other benefits earned and accrued under this Agreement through the date of termination of employment. Upon termination for Cause, the Executive will not be entitled to receive any future annual bonus payments or any amount or any consideration or benefit payable under the Annual Incentive Plan, any equity incentive plan, or any LTIP Award Agreement (notwithstanding any provision to the contrary contained therein) other than those becoming due and payable prior to the termination date. For purposes of this Agreement, the term “Cause” will mean:

(i)	The Executive’s arrest or conviction for, plea of nolo contendere to, or admission of the commission of, any act of fraud, misappropriation, or embezzlement, or a criminal felony involving dishonesty or moral turpitude;

(ii)	A breach by the Executive of any material provision of this Agreement, provided that the Executive is given reasonable notice of, and a reasonable opportunity to cure within thirty (30) days of such notice (if such breach is curable), any such breach;

(iii)	Any act or intentional omission by the Executive involving dishonesty or moral turpitude;

(iv)	The Executive’s material failure to adequately perform his duties and responsibilities as such duties and responsibilities are, from time to time, in the Company’s discretion, determined and after reasonable notice of, and a reasonable opportunity to cure within thirty (30) days of such notice (if such breach is curable), any such breach;

(v)	Any intentional independent act by the Executive that would cause the Company significant reputational injury; or

(vi)	Past or future conduct of the Executive, inconsistent with the Executive’s reputation at the time this Agreement is executed, which comes to light and results in sustained, widespread public condemnation of the Executive that reasonably could be expected to cause adverse publicity or economic injury to the Company.

b.	Death or Disability. This Agreement and the Company’s obligations under this Agreement will terminate upon the death or total disability of the Executive. For purposes of this Section 5.b, “total disability” means that, for a period of six (6) consecutive months, the Executive is incapable of substantially fulfilling the duties set forth in this Agreement because of physical, mental or emotional incapacity as determined by an independent physician mutually acceptable to the Company and the Executive (or his legal representative). If this Agreement terminates due to the death or total disability of the Executive, the Company will pay the Executive (or his legal representative, as applicable) any unpaid accrued Base Salary, Expense Reimbursements, and other benefits earned and accrued under this Agreement through the date of termination of employment (or, if terminated as a result of a total disability, until the date upon which any disability policy maintained pursuant to Section 4 begins payment of benefits) plus any other compensation that may be earned and unpaid, including any amount earned as of the termination date under the Annual Incentive Plan or any LTIP Award Agreements.

c.	Voluntary Termination. The Executive may elect to terminate this Agreement by delivering written notice to the Company sixty (60) days prior to the date on which termination is elected; provided, however, that in the event of such termination, the Company may, at its option, elect to accelerate the date of such termination to an earlier date. If the Executive voluntarily terminates his employment, the Company will have no further obligations to make payments under this Agreement, except that the Company will pay to the Executive any unpaid accrued Base Salary, Expense Reimbursements, and other benefits earned and accrued under this Agreement through the first to occur of (i) the date the Executive voluntarily elects to terminate his employment or (ii) the date the Company elects to accelerate the date of such termination (the first to occur of (i) and (ii), the “Voluntary Termination Date”). The Executive will not be entitled to receive any future annual bonus payments or any amount or any consideration or benefit under the Annual Incentive Plan, any equity incentive plan, or any LTIP Award Agreement (notwithstanding any provision to the contrary contained therein) other than those becoming due and payable prior to the Voluntary Termination Date.

d.	Termination Without Cause.

(i)	The Company may terminate the Executive’s employment pursuant to this Agreement at any time upon written notice to the Executive.

(ii)	If the Executive’s employment is terminated outside of the Change in Control Period (as defined below) for any reason other than by death, total disability, for Cause, or due to the Executive’s voluntary termination of employment, the Company will have no further obligation to make payments under this Agreement, except as follows:

(A)	accrued but unpaid Base Salary through the date of termination, which will be paid on the pay date immediately following the date of the Executive’s termination in accordance with the Company’s customary payroll procedures or earlier if required by applicable law;

(B)	reimbursement for unreimbursed business expenses properly incurred by the Executive prior to termination, which will be subject to and paid in accordance with the Company’s expense reimbursement policy and this Agreement;

(C)	such employee benefits to which the Executive may be entitled under any of the employee benefit plans or policies of the Company as of the date of the Executive’s termination; and

(D)	to the extent set forth in any equity incentive award.

(iii)	In the event the Executive’s employment is terminated prior to the date that is five (5) years after the Start Date but not within the Change in Control Period (as defined below), and such termination is for any reason other than by death, total disability, for Cause, or due to the Executive’s voluntary termination of employment, then the Company shall pay to the Executive a cash amount equal to twelve (12) months’ worth of the Executive’s then-current Base Salary, less applicable taxes and withholdings (the “Severance Payment”), payable no later than the sixtieth (60th) day after the date of termination of the Executive’s employment; provided however, the Executive’s receipt of the Severance Payment shall be conditioned upon the Executive’s compliance with the covenants set forth in Sections 6 and 7 of this Agreement and delivery by the Executive, in the time required by the Company to do so, of a general release of all claims reasonably acceptable to the Company that shall have not been revoked by the Executive within any revocation period set forth in such release. To the extent the Severance Payment constitutes deferred compensation within the meaning of Section 409A of the Code, if the period during which the Executive has discretion to execute or revoke the release straddles two (2) taxable years of the Executive, then the Company shall make the severance payments starting in the second of such taxable years, regardless of the taxable year in which the Executive actually delivers the executed release to the Company.

e.	Compliance with Section 280G. The Executive and the Company will work together in good faith to reduce or eliminate the impact, if any, of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”). To that effect, if there is a change in ownership or control of the Company that would cause any payment or distribution by the Company or any other person, firm, corporation, partnership, company, association, or other entity to Executive or for Executive’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (each a “Payment”) to be subject to the excise tax imposed by Section 4999 of the Code (such excise tax, together with any interest or penalties incurred by Executive with respect to such excise tax, the “Excise Tax”), then Executive will receive the greatest of the following, whichever gives Executive the highest net after-tax amount (after taking into account federal, state, local and social security taxes): (a) the Payments or (b) one dollar less than the amount of the Payments that would subject Executive to the Excise Tax.

f.	Resignation of All Other Positions. Upon termination of the Executive’s employment hereunder for any reason, the Executive will be deemed to have resigned from all positions that the Executive holds as an officer, manager, or director of the Company or Alpine or any of their respective affiliates.

6.

Discoveries, Inventions, Improvements and Other Intellectual Property.  The Executive acknowledges that all worldwide rights to each discovery, invention or improvement which the Executive, the Company or Alpine may develop, in whole or in part, during the term of his employment with the Company, whether patented or unpatented, which relate to or pertain to the business, functions or operations of the Company, Alpine or any of their respective subsidiaries, and arise (wholly or in part) from the efforts of the Executive during the term hereof, will be the exclusive property of the Company, regardless of whether such discoveries, inventions, improvements and other intellectual property was developed or worked on while the Executive was engaged in employment or whether the Executive developed or worked on such intellectual property on the Executive’s own time.  The Company will own all rights to any copy, translation, modification, adaptation or derivation thereof and any product based thereon.  The Executive acknowledges that a violation of this Section 6 would lead to irreparable injury to the Company for which monetary damages could not adequately compensate and further acknowledges that in the event of such a breach, the Company shall be entitled to injunctive relief along with other such remedies the Company may have.

7.	Restrictive Covenants.

a.	Confidential Information. In the course of Executive’s employment with the Company and the performance of Executive’s duties on behalf of the Company Group hereunder, Executive will be provided with, and will have access to, Confidential Information (as defined below). In consideration of Executive’s receipt and access to such Confidential Information, and as a condition of Executive’s employment hereunder, Executive shall comply with this Section 7.a.
(i)	Both during the Employment Period and thereafter, except as expressly permitted by this Agreement or by directive of the Board, Executive shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company Group. Executive shall follow all Company Group policies and protocols regarding the security of all documents and other materials containing Confidential Information (regardless of the medium on which Confidential Information is stored). Except to the extent required for the performance of Executive’s duties on behalf of the Company Group, Executive shall not remove from facilities of any member of the Company Group any equipment, drawings, notes, reports, manuals, invention records, computer software, tenant information, or other data or materials that relate in any way to the Confidential Information, whether paper or electronic and whether produced by Executive or obtained by the Company Group. The covenants of this Section 7.a.i shall apply to all Confidential Information, whether now known or later to become known to Executive during the period that Executive is employed by or affiliated with the Company or any other member of the Company Group.
(ii)	Notwithstanding any provision of Section 7.a.i to the contrary, Executive may make the following disclosures and uses of Confidential Information:
(A)	disclosures to other employees of a member of the Company Group who have a need to know Confidential Information in connection with the businesses of the Company Group;
(B)	disclosures and uses that are approved in writing by the Board;
(C)	disclosures to a person or entity that has (x) been retained by a member of the Company Group to provide services to one or more members of the Company Group and (y) agreed in writing to abide by the terms of a confidentiality agreement in a form acceptable to the Company; and
(D)	disclosures required by applicable law.
(iii)	Upon the expiration of the Employment Period, the Executive shall promptly return to the Company all originals and copies of any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing Confidential Information, proprietary information, or any other materials or property of any kind belonging to the Company (including keys and other tangible personal property of the Company), then in the Executive’s possession, whether prepared by the Executive or by others. The Executive agrees that, upon termination of his employment with the Company, for any reason, or on demand, the Executive will permit a representative of the Company to access all data stored on any personal computer, laptop, smartphone, tablet, telephone or other electronic device or storage media that the Executive has used in any fashion in connection with his work for the Company for the sole purpose of permanently removing, copying and/or deleting any data belonging to or related to the Company, its customers, prospective customers, business partners, its business or which otherwise contains Confidential Information or any other information belonging to the Company.
(iv)	“Confidential Information” means all confidential, competitively valuable, non-public or proprietary information that is conceived, made, developed or acquired by or disclosed to Executive (whether conveyed orally or in writing), individually or in conjunction with others, during the period that Executive is employed or engaged by the Company or any other member of the Company Group (whether during business hours or otherwise and whether on the Company’s premises or otherwise) including: (i) technical information of any member of the Company Group, its affiliates, its customers or other third parties, including computer programs, software, databases, data, ideas, know-how, formulae, compositions, processes, discoveries, machines, inventions (whether patentable or not), designs, developmental or experimental work, techniques, improvements, work in process, research or test results, original works of authorship, training programs and procedures, diagrams, charts, business plans, and similar items; (ii) information relating to any member of the Company Group’s businesses, properties or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of tenants or acquisition targets or their requirements, the identity of key contacts within tenants’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks); (iii) other valuable, confidential information and trade secrets of any member of the Company Group, its affiliates, its tenants or other third parties; and (iv) any other information that is competitively valuable to any member of the Company Group by virtue of not being publicly known. Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company or the other applicable member of the Company Group and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Agreement. For purposes of this Agreement, Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of Executive or any of Executive’s agents; (ii) was available to Executive on a non-confidential basis before its disclosure by a member of the Company Group; or (iii) becomes available to Executive on a non-confidential basis from a source other than a member of the Company Group; provided, however, that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, a member of the Company Group.
(v)	Notwithstanding anything to the contrary herein, nothing in this Agreement or in any other agreement between Executive and the Company or any other member of the Company Group shall prohibit or restrict Executive from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority

(including the Securities and Exchange Commission and any other applicable governmental commission or regulatory agency) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Executive from any governmental authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any governmental authority relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Agreement requires Executive to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company or any other member of the Company Group that Executive has engaged in any such conduct.
b.	Non-Competition; Non-Solicitation.
(i)	The Company shall provide Executive access to Confidential Information for use only during the Employment Period, and Executive acknowledges and agrees that the Company Group will be entrusting Executive, in Executive's unique and special capacity, with developing the goodwill of the Company Group, and in consideration of the Company providing Executive with access to Confidential Information and as an express incentive for the Company to enter into this Agreement and employ Executive hereunder, Executive has voluntarily agreed to the covenants set forth in this Section 7.b. Executive agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects, do not interfere with public interests, will not cause Executive undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Company Group's Confidential Information, goodwill and legitimate business interests.
(ii)	During the Employment Period, the Executive shall submit to the Board all Business Opportunities (as defined below) presented to the Executive or of which the Executive becomes aware.
(iii)	During the Prohibited Period (as defined below), Executive shall not, without the prior written approval of the Board, directly or indirectly, for

Executive or on behalf of or in conjunction with any other person or entity of any nature:
(A)	engage or participate within the Market Area (as defined below) in competition with any member of the Company Group in any aspect of the Business (as defined below), which prohibition shall prevent Executive from directly or indirectly: (i) owning a controlling interest in, managing, operating, or being an officer or director of, any business that competes with any member of the Company Group in the Market Area, or (ii) joining, becoming an employee or consultant of, or otherwise being affiliated with or providing services to, any person or entity engaged in, or planning to engage in, the Business in the Market Area in competition, or anticipated competition, with any member of the Company Group in any capacity (with respect to this clause (ii)) in which Executive's duties or responsibilities involve direct or indirect responsibilities with respect to the Business.
(B)	appropriate any Business Opportunity of, or relating to, any member of the Company Group located in the Market Area;
(C)	solicit, canvass, approach, encourage, entice or induce any tenant of any member of the Company Group with whom or which Executive had contact on behalf of any member of the Company Group, about whom or which Executive obtained Confidential Information or for whom or which Executive had direct or indirect responsibilities on behalf of the Company Group to cease or lessen such tenant’s business with any member of the Company Group in the Market Area; or
(D)	solicit, canvass, approach, encourage, entice or induce any employee or contractor of any member of the Company Group to terminate his, her or its employment or engagement with any member of the Company Group or hire or engage any employee or contractor of any member of the Company Group.
(iv)	The covenants in this Section 7.b, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such arbitrator or court deems reasonable, and this Agreement shall thereby be reformed.
(v)	The following terms shall have the following meanings:

(A)	“Business” shall mean the business and operations that are the same or similar to those performed by the Company and any other member of the Company Group for which Executive provides services or about which Executive obtains Confidential Information during the Employment Period, which business and operations include investing in, owning, managing, operating, acquiring, developing, disposing of and/or leasing commercial real estate properties and commercial loans and other structured investments.
(B)	“Business Opportunity” shall mean any commercial, investment or other business opportunity relating to the Business.
(C)	“Market Area” shall mean the geographic areas (i) in Volusia and Orange Counties in the State of Florida and (ii) included or within 25 miles of any metropolitan statistical area from which the Company derives 1% or more of the Company’s aggregate annualized revenue at any time during the final twelve (12) months in which Executive is or has been employed by any member of the Company Group; provided, however, in no event will the geographic area referenced in this clause (ii) include any areas within the State of California.
(D)	“Prohibited Period” shall mean the period during which Executive is employed by any member of the Company Group and continuing for a period of twelve months following the date that Executive is no longer employed by any member of the Company Group.
c.	Injunctive Relief. Because of the difficulty of measuring economic losses to the Company Group as a result of a breach or threatened breach of the covenants set forth in this Section 7, and because of the immediate and irreparable damage that would be caused to the members of the Company Group for which they would have no other adequate remedy, the Company and each other member of the Company Group shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s or any other member of the Company Group’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Company Group at law and equity.
8.	Change in Control.

a.	For purposes of this Agreement, a “Change in Control” means any of the following events: (i) any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) or group (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than a subsidiary of the

Company or any employee benefit plan (or any related trust) of the Company or a subsidiary, becomes the beneficial owner of 50% or more of the Company’s outstanding voting shares and other outstanding voting securities that are entitled to vote generally in the election of directors (“Voting Securities”); (ii) approval by the shareholders of the Company and consummation of either of the following: (A) a merger, reorganization, consolidation or similar transaction (any of the foregoing, a “Merger”) as a result of which the persons who were the respective beneficial owners of the outstanding common stock and/or the Voting Securities immediately before such Merger are not expected to beneficially own, immediately after such Merger, directly or indirectly, more than 50% of, respectively, the outstanding voting shares and the combined voting power of the voting securities resulting from such merger in substantially the same proportions as immediately before such Merger; or (B) a plan of liquidation of the Company or a plan or agreement for the sale or other disposition of all or substantially all of the assets of the Company; or (iii) a change in the composition of the Board such that, during any twelve (12)-month period, the individuals who, as of the beginning of such period, constitute the Board (the “Existing Board”) cease for any reason to constitute more than 50% of the Board; provided, however, that any individual becoming a member of the Board subsequent to the beginning of such period whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors immediately prior to the date of such appointment or election will be considered as though such individual were a member of the Existing Board.

b.	The Company and the Executive agree that, if the Executive is in the employ of the Company on the date on which a Change in Control occurs (the “Change in Control Date”), the Company will continue to employ the Executive and the Executive will remain in the employ of the Company for the period commencing on the Change in Control Date and ending on the termination of his employment, to exercise such authority and perform such executive duties (including assistance in any transition matters designated by the Chief Executive Officer following such Change in Control) as are commensurate with the authority being exercised and duties being performed by the Executive immediately prior to the Change in Control Date.

c.	After the Change in Control Date, the Company will (i) continue to honor the terms of this Agreement, including as to Base Salary and other compensation set forth in Section 3, and (ii) continue employee benefits as set forth in Section 4 at levels in effect on the Change in Control Date (but subject to such reductions as may be required to maintain such plans in compliance with applicable federal law regulating employee benefits).

d.	If, at any time during the twenty-four (24)-month period after the Change in Control Date (the “Change in Control Period”), (i) the Executive’s employment is terminated by the Company other than for Cause (as defined in Section 5.a above), or (ii) the Executive voluntarily terminates employment with the Company for Good Reason (as defined below), then the Executive will receive (A) any unpaid accrued Base Salary, Expense Reimbursements, and other benefits earned and accrued under this Agreement through the date of termination, (B) any payments and benefits to the extent set forth in the LTIP Award Agreements pertaining to the Executive’s equity incentive awards, (C) any amounts due and payable under the Annual Incentive Plan, and (D) a separation payment in an amount equal to 12 months of the Executive’s then-current Base Salary, less applicable taxes and withholdings, in one (1) lump sum cash payment no later than the sixtieth (60th) day after the date of termination of the Executive’s employment. The payments and benefits payable to the Executive pursuant to this Section 8.d.B – D shall be conditioned upon the Executive’s compliance with the covenants set forth in Sections 6 and 7 of this Agreement and delivery by the Executive of a general release of all claims reasonably acceptable to the Company that shall have not been revoked by the Executive within any revocation period set forth in such release. To the extent that such payments constitutes deferred compensation within the meaning of Section 409A of the Code, if the period during which the Executive has discretion to execute or revoke the release straddles two (2) taxable years of the Executive, then the Company shall make such payments starting in the second of such taxable years, regardless of the taxable year in which the Executive actually delivers the executed release to the Company. “Good Reason” shall mean, without the Executive’s prior written consent, a material reduction in the Executive’s compensation or employment related benefits, or a material change in the Executive’s status, working conditions or management responsibilities with the Company. The Executive’s termination of employment will not constitute a termination for Good Reason unless (i) the Executive first provides written notice to the Company of the existence of the Good Reason within sixty (60) days following the first date of the occurrence of the Good Reason, (ii) the Good Reason remains uncorrected by the Company for more than thirty (30) days following such written notice of the Good Reason from the Executive to the Company, and (iii) the effective date of the Executive’s termination of employment is within one (1) year following the first date of the occurrence of the Good Reason.

9.

Assignability. The rights and obligations of the Company under this Agreement will inure to the benefit of and be binding upon the successors and assigns of the Company, provided that such successor or assign will acquire all or substantially all of the assets and business of the Company.  The Executive’s rights and obligations under this Agreement may not be assigned or alienated and any attempt to do so by the Executive will be void and constitute a material breach hereunder.

10.

Acknowledgment of Full Understanding.  The Executive represents and agrees that the Executive has not been pressured, misled or induced to enter into this Agreement based upon any representation by the Company or its agents not contained herein.  the executive acknowledges and agrees that the executive has fully read and understands this agreement. The Executive represents that HE has entered into this Agreement voluntarily, and after having the opportunity to consult with representatives and an attorney of HIS own choosing and that HIS agreement is freely given.

11.

Severability.   The provisions of this Agreement constitute independent and separable covenants which shall survive termination of employment or expiration of this Agreement.  Any section, paragraph, phrase or other provision of this Agreement that is determined by a court of competent jurisdiction to be unconscionable or in conflict with any applicable statute or rule, shall be deemed, if possible, to be modified or altered so that it is not unconscionable or in conflict with or, if that is not possible, then it shall be deemed omitted from this Agreement.  The invalidity of any portion of this Agreement shall not affect the validity of the remaining portions.

12.	Representations of Executive. The Executive represents and warrants to the Company that:

a.	The Executive has not executed any agreement with any previous employer that may impose restrictions on his employment with the Company;

b.	The Executive’s acceptance of employment with the Company and the performance of the Executive’s duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which the Executive is a party or is otherwise bound;

c.	The Executive’s acceptance of employment with the Company and the performance of his duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer or third-party; and

d.	Under no circumstances in the course of employment or affiliation with the Company or any of its affiliates will the Executive violate any obligation that the Executive has to any third party, including with respect to the use or disclosure of any third party’s legally protected information.

13.	Notice. Notices given pursuant to the provisions of this Agreement will be sent by certified mail, postage prepaid, by overnight courier or email to the following addresses:

If to the Company:

CTO Realty Growth, Inc.

1140 N. Williamson Blvd., Suite 140

Daytona Beach, FL 32114

Email: dsmith@ctoreit.com

If to the Executive:

Philip R. Mays

[****]

Either party may, from time to time, designate any other address to which any such notice to it or him will be sent. Any such notice will be deemed to have been delivered upon the earlier of actual receipt or four (4) days after deposit in the mail, if by certified mail.

14.	Miscellaneous.

a.	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the state of Florida.

b.	Modification and Waiver. The waiver by any party to this Agreement of a breach of any provision hereof by any other party will not be construed as a waiver of any subsequent breach by any party. No provision of this Agreement may be terminated, amended, supplemented, waived or modified other than by an instrument in writing signed by the party against whom the enforcement of the termination, amendment, supplement, waiver or modification is sought.

c.	Attorney’s Fees. In the event any action is commenced to enforce any provision of this Agreement, the prevailing party will be entitled to reimbursement from the other party for reasonable attorney’s fees, costs, and expenses.

d.	Disputes.

(i)	Subject to Sections 14.d.ii and 14.d.iii, any dispute, controversy or claim between Executive and any member of the Company Group arising out of or relating to this Agreement or Executive’s employment or engagement with any member of the Company Group, the parties agree to resolve all disputes through final, confidential and binding arbitration in Orange County, Florida under the Federal Arbitration Act, by a single arbitrator in accordance with the then-applicable Rules of the American Arbitration Association Employment Arbitration Rules (the “Rules”); provided, however that, the arbitrator shall allow for discovery sufficient to adequately arbitrate any claims, including access to documents and witnesses; provided, further that, the parties will be entitled to any and all relief available under applicable law and the Rules shall be modified by the arbitrator to the extent necessary to be consistent with applicable law. The written decision of the arbitrator, which shall include findings of fact and conclusions of law, shall be confidential, final, and binding upon the parties and in such form that judgment may be entered in and enforced by any court having jurisdiction over the parties. The arbitrator shall be entitled to grant injunctive relief and enforce specific performance, and may award reasonable attorneys’ fees to the prevailing party in any arbitration or judicial action under this Agreement, or in connection with any statutory claim available under applicable law. Each party otherwise should pay its own attorneys’ fees in any such arbitration; provided, however, that the Company shall pay for any administrative or filing fees, including the arbitrator’s fee, that the Executive would not have otherwise incurred if the dispute was adjudicated in a court of law, rather than through arbitration. All disputes shall be arbitrated on an individual basis, and each party hereto hereby foregoes and waives any right to arbitrate any dispute as a class action or collective action or on a consolidated basis or in a representative capacity on behalf of other persons or entities who are claimed to be similarly situated, or to participate as a class member in such a proceeding. THE PARTIES HEREBY EXPRESSLY WAIVE ANY AND ALL RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION, PROCEEDING OR OTHER LITIGATION RESULTING FROM OR INVOLVING THE ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER MATTER RELATING TO THE EXECUTIVE’S EMPLOYMENT.

(ii)	Notwithstanding Section 14.d.i, either party may make a timely application for, and obtain, judicial emergency or temporary injunctive relief to enforce any of the provisions of Section 7; provided, however, that the remainder of any such dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section 14.d.

(iii)	Nothing in this Section 14.d shall prohibit a party to this Agreement from (i) instituting litigation to enforce any arbitration award, or (ii) joining the other party to this Agreement in a litigation initiated by a person or entity that is not a party to this Agreement. Further, nothing in this Section 14 precludes Executive from filing a charge or complaint with a federal, state or other governmental agency.

(iv)	Any claim permitted to be filed in court pursuant to Sections 14.d.ii or 14.d.iii shall be filed in state court in Orange County, Florida or the United States District Court for the Middle District of Florida.

e.	Section 409A. In order to avoid excise taxes to the Executive under Section 409A of the Code, all payments and benefits under this Agreement are intended to be exempt from the applicability of Section 409A of the Code, with respect to amounts subject thereto, and shall be interpreted and construed consistent with that intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any nonqualified deferred compensation payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral will be excluded from Section 409A to the maximum extent possible. No expenses eligible for reimbursement, or in-kind benefits to be provided, during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, to the extent subject to the requirements of Section 409A of the Code, and no such right to reimbursement or right to in-kind benefits shall be subject to liquidation or exchange for any other benefit. For purposes of Section 409A of the Code, each payment in a series of installment payments provided under this

Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code or any exemption therefrom, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A of the Code.

(i)

Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit will not be paid until the first payroll date to occur following the six-month anniversary of the date of the Executive’s termination or, if earlier, on the Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date will be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments will be paid without delay in accordance with their original schedule.

(ii)	Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement will be provided in accordance with the following:

(A)	The amount of expenses eligible for reimbursement, or in-kind benefits provided, during each fiscal year of the Company cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other fiscal year;

(B)	Any reimbursement of an eligible expense will be paid to the executive on or before the last day of the fiscal year following the fiscal year in which the expense was incurred; and

(C)	Any right to reimbursement or in-kind benefits under this Agreement will not be subject to liquidation or exchange for another benefit.

f.	Entire Agreement. This Agreement has been subject to substantial negotiations between the parties and thus represents the joint product of those negotiations between the parties and supersedes all previous understandings or agreements, whether written or oral. Any uncertainty or ambiguity shall not be construed for or against any other party based on attribution of any drafting to any party. Furthermore, this Agreement represents the entire agreement between the parties and shall not be subject to modification or amendment by an oral representation, or any other written statement by either party, except for a dated, written amendment to this Agreement signed by the Executive and an authorized representative of the Company. Notwithstanding the foregoing, this Agreement complements and is in addition to (and does not replace or supersede) any other obligation the Executive has to any member of the Company Group with respect to confidentiality or non-disclosure, return of property, non-competition or non-solicitation (whether such obligation arises by contract, statute, common law or otherwise), all of which shall remain in effect.

g.	Withholding. The Company will have the right to withhold from any amount payable hereunder any federal, state and local taxes in order for the Company to satisfy any withholding obligation it may have under any applicable law or regulation.

h.	Counterparts. This Agreement may be executed in counterparts, all of which will constitute one and the same instrument.

i.	Contingent Employment. This Agreement is contingent upon successful completion of the Company’s normal hiring procedures and policies, including but not limited to a background and credit check.

j.	Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto will survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the day and year first above written.

EXECUTIVE:

 /s/ Philip R. Mays

Philip R. Mays

COMPANY:

CTO Realty Growth, Inc.,

a Maryland corporation

By:/s/ Daniel E. Smith

Daniel E. Smith

Senior Vice President,

General Counsel & Corporate Secretary

Signature Page to Employment Agreement – Philip R. Mays